Fluor Corporation One Enterprise Drive Aliso Viejo, California 92656-2606	Leann Vandergrift/Lisa Boyette Media Relations 949.349.7420/3652 tel	EXHIBIT 99.1

949.349.2000 tel 949.349.7175 fax	Ken Lockwood Investor Relations 949.349.3815 tel 949.349.5375 fax

News Release

Caribbean Resort Hotel Case Resolved
on No-Liability Basis
ALISO VIEJO, Calif., – October 4, 2005 – Fluor Corporation (NYSE: FLR) announced today that its dispute with the developer of a resort hotel in the Caribbean has been resolved on a no-liability basis.
     On June 23, 2005, the company received an unexpected, unfavorable jury verdict awarding damages to the developer. As a consequence, in its second quarter the company recorded a $65 million charge consisting of the jury award, estimated attorney fees and pre-judgment interest, and accounts receivable. At the time of the original decision, company officials stated that they strongly believed the verdict was not supported by the facts or by applicable law. On September 15, 2005, the judge who tried the case granted Fluor’s motion for a new trial, setting aside the unfavorable verdict in its totality.
     On September 29, 2005, in lieu of a new trial, the parties have stipulated to a judgment of no liability in favor of either side, and the action has been dismissed with prejudice.
     As a result of this final and non-appealable judgment, the company will reverse in its third quarter approximately $34 million of the previously recognized provision that relates to the unfavorable jury award, estimated attorney fees and interest. The impact of this reversal was not included in Fluor’s most recent earnings guidance issued in its second quarter earnings release.
     Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, California, Fluor is a FORTUNE 500 company with revenues of $9.4 billion in 2004. For more information, visit www.fluor.com.
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